Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated March 29, 2016 with respect to the consolidated financial statements of Ramco 450 Venture LLC and subsidiaries included as an exhibit to the Annual Report on From 10-K/A of Ramco Gershenson Properties Trust for the year ended December 31, 2015.

/s/ Ernst & Young LLP
Chicago, IL
March 29, 2016